Terrapin 3 Acquisition Corporation	July 16, 2014

590 Madison Avenue

35th Floor

New York, New York 10022

Re:	Agreement among Sponsors

Gentlemen:

This letter (this “Letter Agreement”) is being executed and delivered in connection with the proposed underwritten initial public offering (the “Public Offering”) by Terrapin 3 Acquisition Corporation, a Delaware corporation (the “Company”) of units (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one warrant (each, a “Warrant”). The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the NASDAQ Capital Market. Certain capitalized terms used herein are defined in paragraph 4 hereof.

Each of Apple Orange LLC (“Apple”), Noyac Path LLC (“Noyac”), Periscope, LLC (“Periscope”, and together with Apple and Noyac, the “Terrapin Sponsors”, and MIHI LLC (the “Macquarie Sponsor” and together with the Terrapin Sponsors, the “Sponsors”) hereby agree among each other as follows:

1.          The Terrapin Sponsors and Macquarie Sponsor shall use best efforts so as to not permit the Company to enter into a contract involving amounts in excess of $15,000 (other than an underwriting agreement) without approval of one of the Terrapin designees to the Company’s board of directors (the “Board”) and the Macquarie designee to the Board. In the event Nathan Leight, Sanjay Arora or Guy Barudin is obligated to indemnify the trust as described in the Prospectus, the Macquarie Sponsor shall indemnify such individuals for 50% of such amount.

2.          Until such time as the Prospectus shall be declared effective, the Sponsors agree to take such action so as to ensure that as of the effective time of such Prospectus and at all times thereafter until consummation of the Business Combination the Board shall consist of six persons in total, three persons designated by the Terrapin Sponsors (one of whom is deemed by applicable rules and regulations to be an independent director), one person designated by the Macquarie Sponsor and two persons mutually selected by the Sponsors who are deemed by applicable rules and regulations to be independent directors. Notwithstanding the foregoing, nothing herein shall prevent the Sponsors from taking action necessary to comply with legal, regulatory or exchange rules including, but not limited to, adding additional board members or making other changes to the composition of the Board.

3.          The affirmative vote of the Macquarie Sponsor is required before the Company can consummate its Business Combination. In the event that (i) the Company fails to consummate a Business Combination (as defined below) within 24 months from the closing of the Public Offering, (or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation) and (ii) if the Board of Directors of the Company had during such 24 month period met and agreed to enter into a definitive acquisition agreement for a Business Combination and such vote was unanimous (with the exception of the Macquarie Sponsor Board designee) and within 48 hours after receipt of notification of such facts (the “Notification Deadline”) the Macquarie Sponsor failed to provide its written consent to such Business Combination, then the Macquarie Sponsor shall pay the Terrapin Sponsors a break-up fee equal to $800,000 (the “Break-Up Fee”) in a form the Terrapin Sponsors shall specify. The Break-Up Fee shall not be payable if, after the Board agreed to enter into a definitive acquisition agreement with respect to a Business Combination with a potential target and before the Notification Deadline, such target shall suffer a Material Adverse Change (as defined below).

Terrapin 3 Acquisition Corporation

July 16, 2014

4.          As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Material Adverse Change” shall mean any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to (x) the ability of the target to timely perform its obligations under the business combination agreement, or (y) the business, financial condition or results of operations of the target and its subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change, effect or occurrence resulting from (a) changes in general economic or political conditions or the securities, credit or financial markets in general, (b) general changes or developments in the industries in which the target and its subsidiaries operate, including general changes in applicable law across such industries, (c) the announcement of the business combination agreement or the pendency of the transactions contemplated thereby, including disputes or any fees or expenses incurred in connection therewith.

5.          This Letter Agreement and the Forward Purchase Contract dated July 16, 2014 between the Macquarie Sponsor and the Company constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.          This Letter Agreement shall be binding on the Sponsors and each of its permitted successors and assigns of the underlying equity securities held by the Sponsors.

7.          This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.          Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9.          This Letter Agreement shall terminate in the event that the Public Offering is not consummated and closed by September 30, 2014.

[Signature Page follows]

Terrapin 3 Acquisition Corporation

July 16, 2014

A
MIHI LLC

By:	/s/J. Andrew Underwood
Name: J. Andrew Underwood
Title: Authorized Signatory

By:	/s/Drew Reid
Name: Drew Reid
Title: Attorney-in-Fact

APPLE ORANGE LLC

By:	/s/Nathan Leight
Name: Nathan Leight
Title: Managing Member

NOYAC PATH LLC

By:	/s/Stephen Schifrin
Name: Stephen Schifrin
Title: Manager

PERISCOPE LLC

By:	/s/Guy Barudin
Name: Guy Barudin
Title: President

Terrapin 3 Acquisition Corporation

July 16, 2014

Acknowledged and Agreed:

TERRAPIN 3 ACQUISITION CORPORATION

By:	/s/Sanjay Arora
Name: Sanjay Arora
Title: Chief Executive Officer